Exhibit 10.52

August 15, 2016

Debra W. Struhsacker

[redacted]

[redacted]

Re: Salary Adjustment and Extension of Severance Compensation Agreement

Dear Debbie:

As we discussed last week, this letter serves to document the agreed terms of your salary adjustment and the amendment and extension of the term of the Severance Compensation Agreement between you and Pershing Gold Corporation dated as of September 19, 2013.

Base Salary: Effective September 1, 2016 your base salary shall be $270,000, payable at a rate of $11,250 twice monthly, on the fifteenth and last days of the month, in accordance with the Company’s normal payroll policy and subject to federal and state withholding laws. As before, the Base Salary will be reviewed at least annually, and any adjustments will be made at the sole discretion of the Chief Executive Officer with the approval of the Board of Directors.

Severance Compensation Agreement Amendment: The Severance Compensation Agreement dated September 19, 2013 is hereby amended as follows:

Section 2. Term. Shall be deleted in its entirety and replaced with the following language:

This Agreement shall be amended by the letter agreement between Employee and the Company dated August 15, 2016. This Agreement, as amended, shall be effective as of August 15, 2016 and shall expire on March 18, 2017; provided, however, that the expiration of this agreement shall not affect the Employee’s rights to receive any payments or benefits otherwise due as a result of a Separation from Service occurring prior to the expiration of this agreement.

Please acknowledge your acceptance by signing in the space provided.

PERSHING GOLD CORPORATION		Accepted and agreed this 15th day of August 2016.

By:	/s/ Stephen D. Alfers	/s/ Debra W. Struhsacker
	Stephen D. Alfers	Debra W. Struhsacker
	President and CEO	Senior Vice President